Exhibit 99

Spirit AeroSystems Holdings, Inc.

3801 S. Oliver

Wichita, KS 67210

www.spiritaero.com

Spirit AeroSystems Holdings, Inc. Reports First Quarter 2014 Financial Results; Reports Revenues of $1.7 billion and EPS of $1.07

First Quarter 2014 Consolidated Results

•                  Total Revenues of $1.7 billion, up 20% y/y

•                  Reports fully diluted EPS of $1.07; including ($0.08)# for previously announced debt refinancing; $0.09 for Malaysian tax holiday; and $0.22 for the partial release of the deferred tax valuation allowance

•                  Cash Flow From Operations of $45 million, Free Cash Flow of ($8) million*

Wichita, Kan., May 2, 2014 — Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported first quarter 2014 financial results demonstrating continued robust demand for large commercial aircraft and strong mature program operating performance. Spirit’s first quarter 2014 revenues were $1.7 billion, up from $1.4 billion for the same period of 2013 on higher production volumes and four additional workdays in the quarter.

Operating income was $194 million, up from $145 million for the same period in 2013, driven by increased volume and favorable cumulative catch-up adjustments on mature programs.

Net income for the quarter was $154 million, or $1.07 per fully diluted share, compared to net income of $81 million, or $0.57 per fully diluted share, in the same period of 2013. The increase in current quarter income includes tax benefits from the Malaysian tax holiday and the partial release of the deferred tax valuation allowance, which were partially offset by the cost of the previously announced debt refinancing.

Table 1. Summary Financial Results (unaudited)
	1st Quarter
($ in millions, except per share data)	2014	2013	Change

Revenues	$1,729	$1,442	20%
Operating Income	$194	$145	35%
Operating Income as a % of Revenues	11.2%	10.0%	120 BPS
Net Income	$154	$81	89%
Net Income as a % of Revenues	8.9%	5.6%	330 BPS
Earnings Per Share (Fully Diluted)	$1.07	$0.57	88%
Fully Diluted Weighted Avg Share Count	143.7	143.1

#  The earnings per share amount is presented net of income taxes of 32.0%.

* Non-GAAP financial measure, see Appendix for reconciliation.

“Spirit’s leadership position on the best-selling airplanes in the market continues to drive our growth in a sustained commercial aerospace up cycle,” said President and Chief Executive Officer Larry Lawson. “Our cost discipline and focus on performance and accountability are beginning to show results.”

“The first quarter demonstrates Spirit’s ability to perform. We were successful in accomplishing the ramp to a new all-time high rate of 42 airplanes per month on the 737,” Lawson continued.

“We also made a significant step forward this quarter, validating our disciplined approach to decision-making, as we completed the memorandum of agreement with Boeing for pricing on our 737, 747, 767, and 777 programs. This agreement represents an equitable balance between the benefit of rate increases and investment in our customer’s success in the competitive new and replacement airplane market.”

“Looking forward, program execution and operational performance will contribute to long-term profitable growth as we continue our focus on mature program growth, investing in product innovation, and improving costs on maturing programs,” Lawson continued.

Spirit’s backlog at the end of the first quarter of 2014 was approximately $41 billion.  Spirit calculates backlog based on current contractual prices for products and volumes from the published firm order backlogs of Airbus and Boeing, along with firm orders from other customers.

Spirit updated its contract profitability estimates during the first quarter of 2014, resulting in pre-tax $17 million, or $0.08 per share#, favorable cumulative catch-up adjustments on mature programs.

In comparison, the first quarter of 2013 operating income included pre-tax $20 million favorable cumulative catch-up adjustments and a pre-tax ($15) million charge on the 787 program.

Free cash flow was a ($8) million* use of cash for the first quarter of 2014, compared to a ($125) million* use of cash for the first quarter of 2013 reflecting the benefit of tax refunds, better capital expenditure management, and increased operating cash. (Table 2)

#  The earnings per share amount is presented net of income taxes of 32.0%.

* Non-GAAP financial measure, see Appendix for reconciliation.

Table 2. Cash Flow and Liquidity (unaudited)
	1st Quarter
($ in millions)	2014	2013

Cash Flow from Operations	$45	$(45)
Purchases of Property, Plant & Equipment	$(53)	$(80)
Free Cash Flow*	$(8)	$(125)

	April 3,	December 31,
Liquidity	2014	2013

Cash	$382	$421
Total Debt	$1,234	$1,167

Cash balances at the end of the quarter were $382 million, not including $73 million of restricted cash reserved for redemption of the 2017 Notes outstanding. Debt balances were $1,234 million, including $73 million of the 2017 Notes outstanding. At the end of the first quarter of 2014, the company’s $650 million credit facility remained undrawn.

On March 18, 2014, the company refinanced its 2017 Senior Notes through the issuance by Spirit AeroSystems, Inc. of $300 million aggregate principal amount of 5.25 percent Senior Notes due March 15, 2022.  The company redeemed $227 million of the 2017 Notes on March 18, 2014 and on April 1, 2014, the company notified the trustee of its election to call for redemption on May 1, 2014 the $73 million aggregate of 2017 Notes remaining outstanding.

In addition, the company further amended the Credit Agreement to provide for a new $540 million senior secured term loan B with a maturity date of September 15, 2020, which replaced the $540 term loan B that was scheduled to mature on April 18, 2019. The new term loan bears interest, at the company’s option, at LIBOR plus 2.50 percent with a LIBOR floor of 0.75 percent or base rate plus 1.50 percent, and includes a reduced covenant package when compared to the pre-amendment facility.

During the first quarter of 2014, the company’s credit rating was confirmed at Ba2 rating, negative outlook by Moody Investor Services and lowered to a BB- rating, stable outlook by Standard and Poor’s.

* Non-GAAP financial measure, see Appendix for reconciliation.

Financial Outlook and Risk to Future Financial Results

Spirit revenue guidance remains unchanged for the full-year 2014 and is expected to be between $6.5 - $6.7 billion based on Boeing’s 2014 delivery guidance of 715 to 725 aircraft; expected Airbus deliveries in 2014 at a similar level to those in 2013; internal Spirit forecasts for other customer production activities; expected non-production revenues; and foreign exchange rates generally consistent with those for the fourth quarter of 2013.

Fully diluted earnings per share guidance for 2014 remains unchanged and is expected to be between $2.50 - $2.65 per share.

Free cash flow guidance is increased and is now expected to be approximately $200 million*, with capital expenditures consistent with those for the full year of 2013.

The effective tax rate for 2014 is forecasted to be approximately 31.0 - 32.0 percent, reflecting the expected benefit of the U.S. Research Tax Credit for 2014, and excluding any potential adjustment to the valuation allowance recorded against the U.S. net deferred tax assets at the end of 2013. (Table 3)

Risks to our financial guidance are described in the Cautionary Statement Regarding Forward-Looking Statements contained in this release and in the “Risk Factors” section of our filings with the Securities and Exchange Commission.

Table 3. Financial Outlook Updated May 2, 2014	2013 Actual	2014 Guidance

Revenues	$6.0 billion	$6.5 - $6.7 billion

Earnings (Loss) Per Share (Fully Diluted)	($4.40)	$2.50 - $2.65

Effective Tax Rate**	(44.4)%	~31.0% - 32.0%

Free Cash Flow*	($12) million	~$200 million

** Effective tax rate guidance, among other factors, assumes the benefit attributable to the extension of the U.S. Research Tax Credit (Assumes ~0.5% benefit) and does not assume an impact for any potential adjustment to the valuation allowance recorded against the U.S. net deferred tax assets at the end of 2013.

* Non-GAAP financial measure, see Appendix for reconciliation.

Segment Results

Fuselage Systems

Fuselage Systems segment revenues for the first quarter of 2014 were $858 million, up from $718 million for the same period last year due to higher production volumes. Operating margin for the first quarter of 2014 was 16.5 percent as compared to 17.6(1) (2) percent during the same period of 2013. In the first quarter of 2014 the segment recorded pre-tax $9 million favorable cumulative catch-up adjustments on mature programs. In comparison, the segment realized pre-tax $11 million favorable cumulative catch-up adjustments in the first quarter of 2013.

Propulsion Systems

Propulsion Systems segment revenues in the first quarter of 2014 rose to $450 million, from $375 million for the same period last year on higher production volumes. Operating margin for the first quarter of 2014 was 17.8 percent as compared to 18.2(1) (2) percent in the first quarter of 2013. In the first quarter of 2014 the segment realized pre-tax $5 million favorable cumulative catch-up adjustments on mature programs.  In comparison, the segment reported pre-tax $10 million favorable cumulative catch-up adjustments in the first quarter of 2013.

Wing Systems

Wing Systems segment revenues in the first quarter of 2014 increased to $414 million from $343 million for same period last year on higher production volumes. Operating margin for the first quarter of 2014 was 12.1 percent as compared to 6.0(1) (2) percent during the same period of 2013. In the first quarter of 2014 the segment recorded pre-tax $3 million favorable cumulative catch-up adjustments on mature programs.  In comparison, in the first quarter of 2013 the segment recorded pre-tax unfavorable cumulative catch-up adjustments of less than ($1) million and a pre-tax ($15) million forward loss charge on the 787 program.

(1)         For 2013, corporate SG&A of $2.3 million, $1.2 million, and $1.2 million was reclassified from segment income for the Fuselage, Propulsion, and Wing Systems, respectively, to conform to current year presentation.

(2)         For 2013, research and development of $2.7 million, $1.9 million, and $1.1 million was reclassified from segment income for the Fuselage, Propulsion, and Wing Systems, respectively, to conform to current year presentation.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “continue,” “plan,” “forecast,” or other similar words, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: 1) our ability to continue to grow our business and execute our growth strategy; 2) our ability to perform our obligations and manage costs related to our new and maturing programs; 3) margin pressures and the potential for additional forward losses on new and maturing programs; 4) our ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft; 5) the effect on business and commercial aircraft demand and build rates of changing customer preferences, global economic conditions, conflicts in the Middle East or Asia, and the impact of continuing instability in global financial and credit markets; 6) the success and timely execution of key milestones, such as certification and first delivery of Airbus’ A350 XWB aircraft program, receipt of necessary regulatory approvals and customer adherence to their announced schedules; 7) our ability to successfully negotiate future pricing under our agreements with Boeing; 8) our ability to enter into profitable supply arrangements with additional customers; 9) the ability of all parties to satisfy their performance requirements under existing supply contracts with our customers and the risk of nonpayment by such customers; 10) our ability to secure work for replacement programs; 11) any adverse impact on Boeing’s and Airbus’ production of aircraft; 12) any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; 13) returns on pension plan assets and the impact of future discount rate changes on pension obligations; 14) our ability to borrow additional funds or refinance debt; 15) our ability to sell all or any portion of our Oklahoma sites on terms acceptable to us; 16) competition from commercial aerospace original equipment manufacturers and other aerostructures suppliers; 17) the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and United Kingdom Bribery Act, and environmental laws and agency regulations, both in the U.S. and abroad; 18) the cost and availability of raw materials and purchased components; 19) any reduction in our credit ratings; 20) our ability to recruit and retain highly skilled employees and our relationships with the unions representing many of our employees; 21) spending by the U.S. and other governments on defense; 22) the possibility that our cash flows and borrowing facilities may not be adequate; 23) our exposure under our existing senior secured revolving credit facility to higher interest payments should interest rates increase substantially; 24) the effectiveness of our interest rate and foreign currency hedging programs; 25) the effectiveness of our internal control over financial reporting; 26) the outcome or impact of ongoing or future litigation, claims and regulatory actions; and 27) our exposure to potential product liability and warranty claims.  These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements.  These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Appendix

Table 4. Segment Reporting
	(unaudited)
	1st Quarter
($ in millions)	2014	2013	Change

Segment Revenues
Fuselage Systems	$858.3	$717.9	19.6%
Propulsion Systems	450.2	375.3	20.0%
Wing Systems	414.2	343.3	20.7%
All Other	5.8	5.7
Total Segment Revenues	$1,728.5	$1,442.2	19.9%

Segment Earnings from Operations
Fuselage Systems	$142.0	$126.4	12.3%
Propulsion Systems	80.2	68.4	17.3%
Wing Systems	50.0	20.5	143.9%
All Other	0.1	1.6
Total Segment Operating Earnings(1) (2)	$272.3	$216.9	25.5%

Unallocated Expense
Corporate SG&A(1)	$(60.5)	$(44.3)	36.6%
Impact From Severe Weather Event	—	(8.8)
Research & Development(2)	(6.3)	(7.5)	(16.0)%
Cost of Sales	(11.1)	(11.8)	(5.9)%
Total Earnings from Operations	$194.4	$144.5	34.5%

Segment Operating Earnings as % of Revenues
Fuselage Systems	16.5%	17.6%	(110) BPS
Propulsion Systems	17.8%	18.2%	(40) BPS
Wing Systems	12.1%	6.0%	610 BPS
All Other	1.7%	28.1%
Total Segment Operating Earnings as % of Revenues	15.8%	15.0%	80 BPS

Total Operating Earnings as % of Revenues	11.2%	10.0%	120 BPS

(1)         For 2013, corporate SG&A of $2.3 million, $1.2 million, and $1.2 million was reclassified from segment income for the Fuselage, Propulsion, and Wing Systems, respectively, to conform to current year presentation.

(2)         For 2013, research and development of $2.7 million, $1.9 million, and $1.1 million was reclassified from segment income for the Fuselage, Propulsion, and Wing Systems, respectively, to conform to current year presentation.

Contact information:

Investor Relations: Coleen Tabor (316) 523-7040

Media:  Ken Evans (316) 523-4070

On the web: http://www.spiritaero.com

Spirit Ship Set Deliveries

(one ship set equals one aircraft)

2013 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 2013
B737	106	115	114	107	442
B747	6	4	6	3	19
B767	6	5	3	1	15
B777	24	25	26	24	99
B787	17	14	15	19	65
Total	159	163	164	154	640

A320 Family*	129	131	116	130	506
A330/340	27	30	26	30	113
A350	2	1	1	4	8
A380	7	10	9	8	34
Total	165	172	152	172	661

Business/Regional Jet	20	19	27	31	97

Total Spirit	344	354	343	357	1,398

2014 Spirit AeroSystems Deliveries

	1st Qtr**	2nd Qtr	3rd Qtr	4th Qtr	YTD 2014
B737	125				125
B747	5				5
B767	3				3
B777	26				26
B787	31				31
Total	190				190

A320 Family	128				128
A330/340	30				30
A350	2				2
A380	7				7
Total	167				167

Business/Regional Jet	35				35

Total Spirit	392				392

* 2013 A320 deliveries have been updated for the purpose of measuring wing ship set deliveries, from weighted average to total ship set.

** Includes four additional workdays as compared to prior year period.

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended
	April 3, 2014	March 28, 2013
	($ in millions, except per share data)

Net revenues	$1,728.5	$1,442.2
Operating costs and expenses:
Cost of sales	1,467.3	1,237.1
Selling, general and administrative	60.5	44.3
Impact from severe weather event	—	8.8
Research and development	6.3	7.5
Total operating costs and expenses	1,534.1	1,297.7
Operating income	194.4	144.5
Interest expense and financing fee amortization	(35.4)	(17.6)
Interest income	0.1	0.1
Other income (expense), net	1.2	(9.9)
Income before income taxes and equity in net income (loss) of affiliate	160.3	117.1
Income tax provision	(6.9)	(35.7)
Income before equity in net income (loss) of affiliate	153.4	81.4
Equity in net income (loss) of affiliate	0.2	(0.2)
Net income	$153.6	$81.2

Earnings per share
Basic	$1.08	$0.57
Shares	141.6	141.0

Diluted	$1.07	$0.57
Shares	143.7	143.1

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	April 3, 2014	December 31, 2013
	($ in millions)
Current assets
Cash and cash equivalents	$382.1	$420.7
Short-term investments	0.3	—
Restricted cash	72.8	—
Accounts receivable, net	746.5	550.8
Inventory, net	1,868.9	1,842.6
Other current assets	46.8	130.1
Total current assets	3,117.4	2,944.2
Property, plant and equipment, net	1,800.8	1,803.3
Pension assets	262.3	252.6
Other assets	121.5	107.1
Total assets	$5,302.0	$5,107.2
Current liabilities
Accounts payable	$758.1	$753.7
Accrued expenses	253.6	220.6
Current portion of long-term debt	81.6	16.8
Advance payments, short-term	54.8	133.5
Deferred revenue, short-term	25.0	19.8
Other current liabilities	154.6	191.2
Total current liabilities	1,327.7	1,335.6
Long-term debt	1,152.8	1,150.5
Advance payments, long-term	777.0	728.9
Deferred revenue and other deferred credits	30.0	30.9
Pension/OPEB obligation	71.2	69.8
Other liabilities	305.2	310.5
Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 127,540,704 and 120,946,429 shares issued, respectively	1.3	1.2
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 17,224,491 and 23,851,694 shares issued, respectively	0.2	0.2
Additional paid-in capital	1,028.2	1,025.0
Accumulated other comprehensive loss	(54.4)	(54.6)
Retained earnings	662.3	508.7
Total shareholders’ equity	1,637.6	1,480.5
Noncontrolling interest	0.5	0.5
Total equity	1,638.1	1,481.0
Total liabilities and equity	$5,302.0	$5,107.2

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	For the Three Months Ended
	April 3, 2014	March 28, 2013
	($ in millions)
Operating activities
Net income	$153.6	$81.2
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation expense	41.3	39.3
Amortization expense	20.4	2.8
Accretion of customer supply agreement	0.1	0.1
Employee stock compensation expense	3.7	3.7
Excess tax benefits from share-based payment arrangements	(0.5)	—
(Gain) on disposition of assets	—	(0.1)
(Gain) on effectiveness of hedge contracts	(0.6)	(0.8)
Loss from foreign currency transactions	1.8	10.2
Deferred taxes	(0.3)	18.6
Long-term tax provision	—	0.7
Pension and other post-retirement benefits, net	(8.0)	(3.3)
Grant income	(2.0)	(1.6)
Equity in net (income) loss of affiliate	(0.2)	0.2
Changes in assets and liabilities
Accounts receivable	(196.7)	(167.7)
Inventory, net	(51.6)	(94.4)
Accounts payable and accrued liabilities	28.9	61.4
Advance payments	(30.6)	(12.0)
Deferred revenue and other deferred credits	4.8	(0.7)
Other	80.9	17.0
Net cash provided by (used in) operating activities	45.0	(45.4)
Investing activities
Purchase of property, plant and equipment	(53.0)	(74.4)
Purchase of property, plant and equipment - severe weather related expenses	—	(5.8)
Other	0.1	2.2
Net cash (used in) investing activities	(52.9)	(78.0)
Financing activities
Proceeds from issuance of bonds	300.0	—
Principal payments of debt	(9.5)	(2.6)
Payment on bonds	(227.2)	—
Debt issuance and financing costs	(19.2)	—
Change in restricted cash	(72.8)	—
Excess tax benefits from share-based payment arrangements	0.5	—
Net cash (used in) financing activities	(28.2)	(2.6)
Effect of exchange rate changes on cash and cash equivalents	(2.5)	(1.6)
Net (decrease) in cash and cash equivalents for the period	(38.6)	(127.6)
Cash and cash equivalents, beginning of the period	420.7	440.7
Cash and cash equivalents, end of the period	$382.1	$313.1

Management believes the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measure. Other companies may define the measure differently.

Free Cash Flow

	1st Quarter		Full-Year	Guidance
	2014	2013	2013	2014

Cash Provided by Operating Activities	$45.0	($45.4)	$260.6	$430 - $455
Capital Expenditures	(53.0)	(80.2)	(272.6)	(230) - (255)
Free Cash Flow	($8.0)	($125.6)	($12.0)	~$200